Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Third Quarter 2014 Financial Results

---ResponseDX® quarterly revenues increase 54% over prior year ---

LOS ANGELES, November 13, 2014 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights:

•	Record ResponseDX® revenues increase 54% over Q3 2013

•	ResponseDX® volume increases 28% over Q3 2013

•	Gross margin increases to 43%

Total revenue for the third quarter ended September 30, 2014 was $4.5 million compared to $4.1 million for the quarter ended September 30, 2013 and $4.3 million for the quarter ended June 30, 2014. Total revenue increased 9% over the third quarter of 2013. Relative to the second quarter of 2014, total revenue increased 4%. The increase in total revenue was from higher ResponseDX® sales offset by lower pharmaceutical client revenue, which can vary significantly on a quarterly basis by its very nature and concentration.

The Company’s ResponseDX® revenue of $3.9 million increased 54% over the quarter ended September 30, 2013 and more than 6% over the quarter ended June 30, 2014. ResponseDX® volume, or samples received, processed and billed increased as well, 28% over the quarter ended September 30, 2013 and 10% over the quarter ended June 30, 2014.

The Company believes ResponseDX® revenue increased as a result of its focused commercialization plans resulting in increased volume related to its TC/PC program as well as continued sales growth of the ResponseDX: Tissue of OriginTM test introduced in February 2014. The Company expects further increases in revenue and volume resulting from its growing TC/PC testing service, the expansion of its testing menu, the focus on its ResponseDX: Tissue of OriginTM test as well as other initiatives in process.

The Company's gross margins were 43% for the quarter ending September 30, 2014 compared to 33% for the third quarter of 2013 and 40% for the third quarter ended June 30, 2014. The increase in gross margin from both the third quarter of 2013 and the second quarter of 2014 is largely the result of the increase in ResponseDX® revenue and targeted cost of revenue reductions.

Total operating expenses for the third quarter 2014 were $5.3 million, compared to $4.1 million for the same period last year and $4.8 million for the quarter ended June 30, 2014.

“We continue to see solid growth in our DX revenue and net unit volume which has increased both year-over-year and sequentially. We believe our steady and solid growth in ResponseDX® sales further reinforces the efforts made to invest in and grow this business segment. Additionally, we expect pharma revenues to begin benefiting from the launch of testing services for the ALCHEMIST study” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “We expect to see continuing growth in both ResponseDX® unit volumes and revenues as a result of the initiatives and infrastructure that we implemented over the last two years, including an increase in larger accounts utilizing our TC/PC program, continued growth and awareness of our ResponseDX: Tissue of OriginTM test, the introduction of new and improved tests and the receipt of our long awaited New York State license, which we expect shortly following the recent inspection of our facility. With these growth drivers in place, and our emphasis on execution, we believe we have strengthened our position as a content driven, solid tumor, molecular diagnostics company with a differentiated approach for today’s rapidly changing and increasingly cost conscious healthcare environment.”

Cash and cash equivalents at September 30, 2014, were $6.0 million. Despite the growth in sales, we continue to experience challenges collecting accounts receivable related to our ResponseDX® revenues. As such, the Company has provided for allowances for uncollectible accounts resulting in increases to bad debt expense over both the prior period and prior year period.

The Company’s net loss for the quarter ended September 30, 2014 was $3.6 million, or $0.09 per share, compared to a net loss of $2.7 million, or $0.08 per share, for the quarter ended September 30, 2013 and $3.1 million, or $0.08 per share, for the quarter ended June 30, 2014.

Recent Development and Highlights

New York State Inspection Completed

On September 24, 2014, the Company’s facility inspection was completed by New York state examiners. All indications lead the Company to expect it will receive a New York State license either later this year or early 2015. New York State is the third largest geographical region for the Company’s testing services and the addition of this license should contribute to continued ResponseDX® sales growth in 2015.

Introduced Innovative Lung Cancer Testing Approach that Merges Rapid Turnaround Time on NCCN Guideline Biomarkers with Next Generation Sequencing

On September 15, 2014, the Company announced that it has launched a new and innovative Non-Small Cell Lung Cancer testing approach that merges rapid turnaround on National Comprehensive Cancer Network (“NCCN”) guideline biomarkers with next-generation sequencing (“NGS”). The Company believes this new reflex, or sequential, testing program offers oncologists and pathologists a cost-effective way to utilize comprehensive cancer testing, including NGS, as a reflex-testing option for those patients who test negative for EGFR, ALK and ROS1, the biomarkers recommended by the NCCN.

ALCHEMIST Study Launched

On August 18, 2014, the Company announced that it has been awarded a multi-million dollar research subcontract to support the Adjuvant Lung Cancer Enrichment Marker Identification and Sequencing Trials (“ALCHEMIST”). ALCHEMIST consists of 3 integrated precision medicine trials that are being implemented through the National Clinical Trials Network (“NCTN”) of the National Cancer Institute (“NCI”) - a screening trial and two associated treatment trials. ALCHEMIST will involve screening thousands of patients with resected early-stage lung cancer over a 5 to 6 year period in order to identify those patients with two specific gene changes: EGFR gene mutations and ALK gene rearrangement. Additional information on the trials, including the NCI's announcement, can be found at: http://www.cancer.gov/newscenter/newsfromnci/2014/ALCHEMISTlaunch/?cid=EBalchemistrgi_pr

Conference Call Details

To access the conference call by phone on November 13, 2014 at 8:30 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through November 15, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 31134406.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which will be filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide the ResponseDX: Tissue of OriginTM test, the TC/PC pathology partnering program, the ResponseDX: Comprehensive Lung Profile, clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	December 31,	September 30,
	2013	2014

Cash and cash equivalents	$8,148,599	$5,959,314
Accounts receivable, net	6,225,923	6,889,100
Prepaid expenses and other current assets	981,908	996,977
Total current assets	15,356,430	13,845,391
Property and equipment, net	1,934,582	1,536,780
Intangible assets, net	767,223	679,975
Deferred financing costs, net	—	202,476

Total assets	$18,058,235	$16,264,622

Accounts payable	$1,694,312	$1,399,023
Accrued expenses	3,811,315	3,198,861
Other current liabilities	157,238	92,505
Total current liabilities	5,662,865	4,690,389
Other liabilities	1,136,419	9,564,533
Common stock classified outside of stockholders’ equity	5,500,000	-
Total stockholders’ equity	5,758,951	2,009,700
Total liabilities, common stock classified outside of stockholders’ equity and stockholders’ equity	$18,058,235	$16,264,622

The condensed consolidated balance sheet at December 31, 2013 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2013.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2013	2014	2013	2014
Net revenue	$4,092,277	$4,464,991	$15,030,382	$12,641,160

Cost of revenue	2,740,147	2,542,718	7,981,835	7,566,832

Gross profit	1,352,130	1,922,273	7,048,547	5,074,328

Operating expenses:
Selling and marketing	1,197,717	1,303,940	3,961,712	4,039,924
General and administrative	2,500,108	3,495,515	6,744,542	9,556,013
Research and development	391,592	477,303	1,136,478	1,418,194
Total operating expenses	4,089,417	5,276,758	11,842,732	15,014,131

Operating loss	(2,737,287)	(3,354,485)	(4,794,185)	(9,939,803)

Other income (expense):
Interest expense	(25,763)	(259,105)	(65,949)	(306,477)
Interest income	1	1	46	4
Other	44,923	(30,357)	20,503	(41,024)

Net loss	(2,718,126)	(3,643,946)	(4,839,585)	(10,287,300)

Unrealized loss on foreign currency translation	(712)	1,347	(2,567)	(21,543)
Comprehensive loss	$(2,718,838)	$(3,642,599)	$(4,842,152)	$(10,308,843)

Net loss per share — basic and diluted	$(0.08)	$(0.09)	$(0.15)	$(0.27)

Weighted-average common shares — basic and diluted	33,137,368	38,732,896	32,911,836	38,728,454

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